 Exhibit 11(a)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Offering Statement on Form 1-A of Hunting Dog Capital Corp. of our report dated October 23, 2015, relating to our audits of the financial statements of Hunting Dog Capital LLC, which is part of this Offering Statement. We also consent to the reference to our firm under the captions "Experts" in such Offering Statement.

/s/ McGladrey LLP

Chicago, Illinois

October 23, 2015